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Exhibit 3.31

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CORNELL COX MANAGEMENT FLORIDA, INC.

        Cornell Cox Management Florida, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That the board of directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following Amendment to the Certificate of Incorporation of said corporation:

          RESOLVED, that the Certificate of Incorporation of Cornell Cox Management Florida, Inc. be amended by changing Article I thereof so that, as amended, said Article shall read as follows:

          "The name of the corporation is Cornell Corrections of Florida, Inc. (the "Corporation")."

        SECOND: That, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, in lieu of a meeting and vote of stockholders, the sole holder of all of the outstanding stock of the Corporation has given its written consent to said Amendment.

        THIRD. That the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said Cornell Cox Management Florida, Inc. has caused this Certificate to be signed by David M. Cornell, its Chairman, and attested by Steven W. Logan, its Secretary, this 10 day of July, 1995.

CORNELL COX MANAGEMENT FLORIDA, INC.
	By:	/s/ DAVID M. CORNELL David M. Cornell, Chairman
ATTEST:
/s/ STEVEN W. LOGAN Steven W. Logan, Secretary

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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF CORNELL COX MANAGEMENT FLORIDA, INC.